As filed with the U.S. Securities and Exchange Commission June 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

WISA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-1135279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Moyer

Chief Executive Officer

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq.

Aaron M. Schleicher, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 14, 2024

WiSA Technologies, Inc.

Up to 4,323,338 Shares of Common Stock Issuable Upon Exercise of Certain Common Stock Purchase Warrants

This prospectus relates to the offer and resale of up to an aggregate of 4,323,338 shares (the “Warrant Shares”), of common stock, par value $0.0001 per share (“common stock”), of WiSA Technologies, Inc. (the “Company”, “we”, “us” or “our”), issuable upon the exercise of (a) certain common stock purchase warrants, dated March 27, 2024 (the “March 2024 Warrants”), (b) certain common stock purchase warrants, dated April 19, 2024 (the “Initial April 2024 Warrants”), (c) certain common stock purchase warrants, dated April 23, 2024 (the “Second April 2024 Warrants”), (d) certain common stock purchase warrants, dated April 30, 2024 (the “Third April 2024 Warrants”), (e) certain common stock purchase warrants, dated May 15, 2024 (the “Initial May 2024 Warrants”), and (f) certain common stock purchase warrants, dated May 17, 2024 (the “Second May 2024 Warrants,” and, together with the March 2024 Warrants, the Initial April 2024 Warrants, the Second April 2024 Warrants, the Third April 2024 Warrants and the Initial May 2024 Warrants, the “Warrants”), in each case issued by us to the holders thereof (the “Selling Stockholders”). For additional information regarding the issuance of the Warrants to the Selling Stockholders, see “The Private Placements” beginning on page 5.

On April 12, 2024, we effected a 1-for-150 reverse stock split (the “Reverse Stock Split”) of our outstanding shares of common stock. Unless the context expressly dictates otherwise, all references to share and per share amounts herein give effect to the Reverse Stock Split.

The March 2024 Warrants will not be exercisable until the date the Company receives the approval required by the applicable rules and regulations of The Nasdaq Stock Market LLC or any successor entity (“Nasdaq”) from our stockholders with respect to the issuance of the Warrant Shares upon exercise of such Warrants, and will expire on the fifth anniversary of such date. If such approval is received, such Warrants may be exercised, in certain circumstances, on a cashless basis pursuant to the formula contained in the Warrants. A holder of such Warrants may also effect an “alternative cashless exercise” 30 days after the stockholder approval date. In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.80.

The Initial April 2024 Warrants, the Second April 2024 Warrants, the Third April 2024 Warrants, the Initial May 2024 Warrants and the Second May 2024 Warrants are immediately exercisable and will expire five years from the date of issuance. Once issued, such Warrants may be exercised, in certain circumstances, on a cashless basis pursuant to the formula contained in such Warrants. A holder of such Warrants may also effect an “alternative cashless exercise” upon receipt of stockholder approval for such feature. In such event, the aggregate number of shares of common stock issuable in such exercise pursuant to any given notice of exercise electing to effect such exercise will equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of such Warrants in accordance with the terms thereof if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.65.

This prospectus also covers any additional shares of common stock that may become issuable upon any adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 25.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Warrant Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 38.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we may receive $1.8302 per share upon the cash exercise the March 2024 Warrants, $3.196 per share upon the cash exercise of the Initial April 2024 Warrants, $5.06 per share upon the cash exercise of the Second April 2024 Warrants, $5.60 per share upon the cash exercise of the Third April 2024 Warrants, $3.18 per share upon the cash exercise of the Initial May 2024 Warrants and $3.48 per share upon the cash exercise of the Second May 2024 Warrants. Upon the cash exercise of the Warrants for all 4,323,338 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of approximately $13,726,503. However, we cannot predict when and in what amounts or if the Warrants will be exercised for cash, and it is possible that the Warrants may expire and never be exercised or be exercised, if at all, only on a cashless basis, in which each case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “WISA.”

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our common stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 8 and in the documents which are incorporated by reference herein before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 4,323,338 Warrant Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission, or the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “WiSA”, the “Company”, “we”, “our” or “us” refer to WiSA Technologies, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events. Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, as well as other risks discussed in documents that we file with the SEC.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

We are an emerging technology company and our primary business focus is to enable immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Our first generation product, which we continue to sell to consumer electronics companies, is based on our proprietary wireless modules. In 2023 we introduced our second generation technology, WiSA E. WiSA E is a proprietary technology that delivers seamless integration across platforms and devices, allowing for interoperable high-quality audio. WiSA E is System-on-Chip (SoC) agnostic, compatible with a wide range of SoCs and Wi-Fi agnostic, functioning efficiently across Wi-Fi compliant chips. Designed to be embedded into various devices, including TVs, mobile devices, set-top boxes, and projectors it provides interoperability between WiSA E audio source devices and playback equipment such as speakers, soundbars, subwoofers, smart speakers, and headphones, ensuring cost-effectiveness without compromising quality or performance.

Corporate Information

We were formed as a Delaware limited liability company on July 23, 2010 and converted into a Delaware corporation, effective December 31, 2017. Effective as of March 11, 2022, we changed our name to WiSA Technologies, Inc. We run our operations through WiSA Technologies, Inc., as well as through our wholly-owned subsidiary, WiSA, LLC, a Delaware limited liability company.

Our principal executive office is located at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 and our telephone number is (408) 627-4716. Our website address is www.wisatechnologies.com. The website for our associated brands, manufacturers and influencers within the consumer electronics industry, the WiSA Association, is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE PRIVATE PLACEMENTS

March 2024 Registered Direct Offering and Concurrent Private Placement

On March 26, 2024, we entered into a securities purchase agreement (the “March 2024 Purchase Agreement”) with the Selling Shareholders. Under the March 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 417,833 shares of common stock at $4.50 per share and pre-funded warrants to purchase up to 93,342 shares of common stock at $4.485 per pre-funded warrant, and (ii) in a concurrent private placement, common stock purchase warrants (the “March 2024 Warrants”) exercisable for an aggregate of up to 511,175 shares of common stock, at an initial exercise price of $6.00 per share (the “March 2024 Registered Direct Offering and Concurrent Private Placement”).

The March 2024 Warrants contain 4.99/9.99% beneficial ownership limitations and are not exercisable until the date the Company receives the approval required by the applicable rules and regulations of Nasdaq from stockholders with respect to the issuance of the March 2024 Warrant Shares and will expire on the fifth anniversary of such approval.

The March 2024 Registered Direct Offering and Concurrent Private Placement closed on March 27, 2024 and we received gross proceeds of approximately $2.3 million before deducting fees and other offering expenses payable by us.

Pursuant to a one-time right under the terms of the March 2024 Warrants and as a result of the Reverse Stock Split, the per share exercise price for the March 2024 Warrants was reduced to $1.8302 and the aggregate number of shares of common stock issuable upon exercise of all March 2024 Warrants was increased by 1,164,628, to an aggregate of 1,675,803, based on such price.

Initial April 2024 Registered Direct Offering and Concurrent Private Placement

On April 17, 2024, we entered into a securities purchase agreement (the “Initial April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Initial April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 225,834 shares of common stock at $3.321 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial April 2024 Warrants”) exercisable for an aggregate of up to 225,834 shares of common stock, at an exercise price of $3.196 per share (the “Initial April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants.

The Initial 2024 Registered Direct Offering and Concurrent Private Placement closed on April 19, 2024 and we received gross proceeds of approximately $750,000 before deducting fees and other offering expenses payable by us.

On or about April 19, 2024, the Selling Stockholders each entered into a warrant amendment agreement with the Company whereby the Selling Stockholders agreed to amend the “alternative cashless exercise” provision in Section 2(c) of the Initial April 2024 Warrants such that issuance of shares of common stock upon exercise of such “alternative cashless exercise” is subject to stockholder approval.

Second April 2024 Registered Direct Offering and Concurrent Private Placement

On April 19, 2024, we entered into a securities purchase agreement (the “Second April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Second April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 361,904 shares of common stock at $5.250 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second April 2024 Warrants”) exercisable for an aggregate of up to 542,856 shares of common stock, at an exercise price of $5.06 per share (the “Second April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 23, 2024 and we received gross proceeds of approximately $1.9 million before deducting fees and other offering expenses payable by us.

Third April 2024 Registered Direct Offering and Concurrent Private Placement

On April 26, 2024, we entered into a securities purchase agreement (the “Third April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Third April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 418,845 shares of common stock at $5.73 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Third April 2024 Warrants”) exercisable for an aggregate of up to 418,845 shares of common stock, at an exercise price of $5.60 per share (the “Third April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Third April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Third April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 30, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

Initial May 2024 Registered Direct Offering and Concurrent Private Placement

On May 13, 2024, we entered into a securities purchase agreement (the “Initial May 2024 Purchase Agreement”) with the Selling Stockholders. Under the Initial May 2024 Purchase Agreement, we agreed to issue and sell to the Selling Stockholders (i) in a registered direct offering, 785,000 shares of common stock at $3.31 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial May 2024 Warrants”) exercisable for an aggregate of up to 785,000 shares of common stock, at an exercise price of $3.18 per share (the “Initial May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Initial May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 15, 2024 and we received gross proceeds of approximately $2.6 million before deducting fees and other offering expenses payable by us.

Second May 2024 Registered Direct Offering and Concurrent Private Placement

On May 15, 2024, we entered into a securities purchase agreement (the “Second May 2024 Purchase Agreement”) with the Selling Stockholders. Under the Second May 2024 Purchase Agreement, we agreed to issue and sell to the Selling Stockholders (i) in a registered direct offering, 675,000 shares of common stock at $3.61 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second May 2024 Warrants”) exercisable for an aggregate of up to 675,000 shares of common stock, at an exercise price of $3.48 per share (the “Second May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 17, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 4,323,338 Warrant Shares issuable upon the exercise of the Warrants. All of the Warrant Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares offered by the Selling Stockholders:	Up to 4,323,338 shares of common stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	9,244,853 (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive up to $13,726,503 in gross proceeds from cash exercises of the Warrants, if exercised in full, based on the per share exercise price of $1.8302, $3.196, $5.06, $5.60, $3.18 and $3.48 for the March 2024 Warrants, the Initial April 2024 Warrants, the Second April 2024 Warrants, the Third April 2024 Warrants, the Initial May 2024 Warrants and the Second May 2024 Warrants, respectively. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:	An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 8 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol for Common Stock:	“WISA”

(1)	Shares of our common stock that will be outstanding after this offering is based on 4,921,515 shares of common stock outstanding as of June 10, 2024, but excludes the following as of such date: (i) 9,793,531 shares of common stock issuable upon exercise of outstanding common stock purchase warrants, (ii) 14 restricted stock units (“RSUs”) that have been issued but have not vested and (iii) up to an aggregate of 2,813 shares of common stock issuable upon conversion of all outstanding shares of Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) (which shares of Series B Preferred Stock assume the exercise of all 1,750 Series B Preferred Stock purchase warrants).

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to Our Financial Condition

We will need financing in the longer term to support our ongoing operations. If we do not raise sufficient capital when such financing is needed, we may be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection or engage in a similar process.

While we believe that current cash on hand, prior to the receipt of any proceeds from the exercise of the Warrants, is sufficient to fund our immediate operational needs, we will need financing in the longer term to support our ongoing operations. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain such additional financing, we will be required to divest all or a portion of our business or otherwise liquidate, wind-up, restructure or curtail our operations and product development timeline. We may seek additional capital through a combination of equity offerings, debt financings and/or strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, our ability to accelerate product development will be hindered, our business and financial condition may be materially and adversely affected, and you may lose all or part of your investment.

We have incurred losses since inception.

We have incurred net losses since inception and had an accumulated deficit of approximately $244.3 million as of March 31, 2024. If we are unsuccessful in implementing any initiatives to improve our revenues to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2023 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the shares of common stock.

Risks Related to Our Business and Industry

We depend upon the timely delivery of products from our vendors and purchases from our partners and customers.

We depend on manufacturers and component customers to deliver and purchase hardware and consumer electronics in quantities sufficient to meet customer demand. In addition, we depend on these manufacturers and customers to introduce new and innovative products and components to drive industry sales. During the fourth quarter of 2022 and on occasion during the fiscal year ended December 31, 2023, we experienced sales declines indirectly through disruption in the supply chain for several of our industry partners or customers whose own supply chains have been disrupted based on a variety of macroeconomic events that may or may not be related to the COVID-19 pandemic, which have resulted in delays throughout the consumer electronics industry. Any material delay in the introduction or delivery, or limited allocations of products or offerings could result in reduced sales by us, which could have a material adverse impact on our financial results. Any reduction in allocation of components or new hardware platforms or other technological advances by vendors or our customers (in which our technology is part of their hardware offering) to third parties such as big box retailers, could also have a material adverse impact on our financial results.

A small number of customers represent a significant percentage of our revenue, so any loss of key customers could have a material adverse effect on our business.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly.

As of March 31, 2024, the Company had three customers accounting for 58%, 16% and 10% of accounts receivable. As of December 31, 2023, the Company had two customers accounting for 71% and 20% of accounts receivable. The Company had three customers accounting for 35%, 29% and 21% of its net revenue for the three months ended March 31, 2024. The Company had four customers accounting for 25%, 19%, 14% and 13% of its net revenue for the year ended December 31, 2023.

A loss of any of our key customers could have a material adverse effect on our business and results of operations.

We are reliant on module manufacturers to produce the modules which we then sell to our customers and any change in their management or business could have a negative effect on our operations.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

Declines in or problems with the WiSA Association membership could negatively affect our reputation.

Our wholly owned subsidiary, WiSA, LLC, operates the “WiSA Association,” which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, with the purpose of promoting a standardized method of interoperability between wireless audio components using our technology. We rely significantly on the WiSA Association to uphold the standards and criteria of interoperable audio products. If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

•	rapid technological change;

•	new and improved technology and frequent product introductions;

•	consumer demands; evolving industry standards; and

•	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems may advance technologically. Such changes or advancements could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter because of various factors, many of which are outside of our control, including:

•	the expansion of our customer base;
•	the renewal of agreements with, and expansion of coverage by, existing customers;
•	the size, timing and terms of our sales to both existing and new customers;
•	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;
•	changes in our customers’ and potential customers’ budgets;
•	our ability to control costs, including our operating expenses;
•	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;
•	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals;
•	general economic and political conditions, both domestically and internationally; and
•	the effects of outbreaks, epidemics or pandemics of contagious diseases.

Any one of these or other factors discussed elsewhere in this prospectus or the documents incorporated by reference herein may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

Our headquarters are located in Oregon, but we also have employees in Taiwan and Korea and representatives in China and Japan. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the potential impact of currency exchange fluctuations;
•	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;
•	potentially greater difficulty collecting accounts receivable and longer payment cycles;
•	the need to offer customer support in various languages;
•	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;
•	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;
•	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;
•	tariffs and other non-tariff barriers, such as quotas and local content rules;
•	more limited protection for our intellectual property in some countries;
•	adverse or uncertain tax consequences as a result of international operations;
•	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;
•	restrictions on the transfer of funds;
•	deterioration of political relations between the United States and other countries; and
•	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products or services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Future acquisitions may have a material adverse effect on our ability to manage our business and our results of operations and financial condition.

We may acquire businesses, technologies, services, or products which are complementary to our business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources and management attention from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the costs and expenses incurred in connection with such acquisitions, or the potential loss of or harm to relationships with suppliers, employees, and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business or our results of operations and financial condition. In addition, we may need to fund any such acquisitions through the incurrence of additional debt or the sale of additional debt or equity securities, which would result in increased debt service obligations, including additional operating and financing covenants, or liens on our assets, that would restrict our operations, or dilution to our shareholders.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Climate change may have a long-term impact on our business.

Climate change may have an increasingly adverse impact on our business and those of our customers and suppliers. Water and energy availability and reliability in the communities where we conduct business is critical. Climate change, its impact on our supply chain and critical infrastructure worldwide, and its potential to increase political instability in regions where we, our customers and suppliers do business, may disrupt our business and may cause us to experience higher attrition, losses and costs to maintain or resume operations. Although we maintain a program of insurance coverage for a variety of property, casualty, and other risks, the types and amounts of insurance we obtain vary depending on availability and cost. Some of our policies have large deductibles and broad exclusions, and our insurance providers may be unable or unwilling to pay a claim. Losses not covered by insurance may be large, which could harm our results of operations and financial condition.

Our operations, products and services, as well as those of our suppliers and customers, may also be subject to climate-related laws, regulations and lawsuits. Regulations such as carbon taxes, fuel or energy taxes, and pollution limits could result in greater direct costs, including costs associated with changes to manufacturing processes or the procurement of raw materials used in manufacturing processes, increased levels of capital expenditures to improve facilities and equipment, and higher compliance and energy costs to reduce emissions, as well as greater indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that are passed on to us. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations and product design activities. Stockholder groups may find us insufficiently responsive to the implications of climate change, and therefore we may face legal action or reputational harm. We may also experience contractual disputes due to supply chain delays arising from climate change-related disruptions, which could result in increased litigation and costs.

We also face risks related to business trends that may be influenced by climate change concerns. Stockholder advocacy groups, certain institutional investors, investment funds, other market participants, stockholders and customers have focused increasingly on the environmental, social and corporate governance (“ESG”) and sustainability practices of companies, including those associated with climate change and human rights. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet stockholder or other industry expectations and standards, which continue to evolve, our brand, reputation and business activities may be negatively impacted. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management, and talent diversity and inclusion practices. It is possible that our stockholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices, or choose not to conduct business with potential customers, or discontinue or not expand business with existing customers, due to our policies. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could have a material negative impact on our reputation and business activities.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

Risks Related to Our Intellectual Property

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other intellectual property (“IP”) laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of June 10, 2024, we had 13 issued and 10 pending U.S. patents covering our technology. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

Risks Related to the Resale of the Warrant Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Warrant Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares below the then-current market prices could adversely affect the market price of our common stock.

A large number of shares of common stock may be sold in the market following this offering, which may significantly depress the market price of our common stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell common stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future, although such fluctuations may not reflect a material change to our financial condition or operations during any such period. Such volatility can be attributable to a number of factors. For example, from January 1, 2021 through December 31, 2021 the reported sale price of our common stock fluctuated between $18,890.55 and $73,163.42 per share. From January 1, 2022 through December 31, 2022 the reported sale price of our common stock fluctuated between $1,293.85 and $21,139.43 per share. From January 1, 2023 through December 31, 2023 the reported closing price of our common stock has fluctuated between $15.95 and $2,400.30 per share. From January 1, 2024 through March 31, 2024, the reported sale price of our common stock fluctuated between $3.06 and $18.10 per share. Such volatility can be attributable to a number of factors. First, as noted above, our common stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our common stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

In addition to being highly volatile, our common stock could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;

•	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our common stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies; and

•	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock could also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our common stock price and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our common stock, the common stock price would likely decline. If analysts do not cover us or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our common stock price or trading volume.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

On October 5, 2023, we received written notice from the Listing Qualifications Staff of Nasdaq (the “Staff”), notifying us that we are not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of the common stock was below $1.00 per share for the previous thirty (30) consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided with a compliance period of 180 calendar days, or until April 2, 2024, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance by April 2, 2024, we may be eligible for additional time to regain compliance.

On November 17, 2023, we received a letter from the Staff notifying us that we were not in compliance with the Stockholders’ Equity Requirement. We reported stockholders’ equity (deficit) of $885,000 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and, as a result, we did not satisfy the Stockholders’ Equity Requirement pursuant to Listing Rule 5550(b)(1).

On February 14, 2024, the Company received a letter (the “February 14 Letter”) from the Staff that the Staff had determined that as of February 14, 2024, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of the Low Priced Stocks Rule. As a result, the Staff determined to delist the Company’s securities from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to the Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company requested a hearing before the Panel to appeal the February 14 Letter and to address all outstanding matters, including compliance with the Nasdaq Listing Rule 5550(a)(2), the Low Priced Stocks Rule and the Stockholders’ Equity Requirement, which hearing was held on March 28, 2024. On April 5, 2024, the Panel issued a decision granting the Company’s request for continued listing on the Nasdaq Capital Market, subject to the Company regaining compliance with (a) the Minimum Bid Price Requirement pursuant to Listing Rule 5550(a)(2) by April 28, 2024, and (b) the Stockholders’ Equity Requirement pursuant to Listing Rule 5550(b)(1) by June 28, 2024.

On April 29, 2024, the Company received a letter (the “April 29 Letter”) from Nasdaq notifying the Company that it has regained compliance with the Minimum Bid Price Requirement pursuant to Listing Rule 5550(a)(2), as required by the April 5, 2024 decision. The Company will be subject to a mandatory panel monitor for a period of one year from April 29, 2024 pursuant to Nasdaq Listing Rule 5815(d)(4)(B). If, within that one-year monitoring period, the Staff finds the Company again out of compliance with the Minimum Bid Price Requirement, notwithstanding Nasdaq Listing Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Nasdaq Listing Rule 5810(c)(3). Instead, the Staff will issue a delist determination letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable.

There can be no assurances that we will be able to regain compliance with the Nasdaq continued listing requirements, or, in the event we regain compliance, maintain continued compliance with such requirements. If we are unable to regain or maintain compliance with such requirements, our common stock will be delisted from Nasdaq.

In the event that our common stock is delisted from Nasdaq, as a result of our failure to comply with the Stockholders’ Equity Requirement, or the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $13,726,503 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of common stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Warrant Shares, issuance of shares of common stock pursuant to any price protection features under the terms of our outstanding securities, future equity offerings by us and other issuances of our common stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share as prior issuances of common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, the terms of certain of our outstanding securities may contain price protection features that allow holders of such securities to acquire the same number of shares of common stock at a lower price if certain events occur, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the prices per share for previous issuances of common stock or securities convertible into common stock paid by certain investors. In addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our equity incentive programs. In addition, the issuance of the Warrant Shares, the issuance of shares of common stock pursuant to our outstanding securities, and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such issuances or sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of common stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our common stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The Series B Preferred Stock has a liquidation preference over our common stock.

As of the date of this prospectus supplement, we have 1,750 Series B Preferred Warrants outstanding, each exercisable for one share of Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference that gets paid prior to any payment on our common stock. As a result, if we were to liquidate, dissolve or wind-up, each holder of our Series B Preferred Stock would have the right to receive payment out of our assets available for distribution, before any amount is paid to the holders of our common stock, in an amount equal in cash to 100% of the stated value of all shares of Series B Preferred Stock held by such holder, plus any other fees then due and owing thereon, and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Dividends on the Series B Preferred Stock will be paid in kind in additional shares of Series B Preferred Stock based on the stated value of $100.00 per share at the dividend rate of 20%. The PIK dividends will be a one time payment payable to the holders of the Series B Preferred Stock of record at the close of business on October 17, 2024. The payment of the liquidation preferences on the Series B Preferred Stock could result in holders of our common stock not receiving any proceeds if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control.

General Risk Factors

Economic uncertainties or downturns, or political changes, in the United States and globally, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Our results of operations could be adversely affected by general conditions in the economy and financial markets, both in the U.S. and globally, including conditions that are outside of our control, such as the continuing uncertainty regarding the duration and scope of the COVID-19 pandemic, global supply chain disruptions, the recent inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its recent invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in government trade policies that could adversely impact our ability to sell products in certain countries, particularly in China. For example, the U.S. government has imposed tariffs on certain Chinese imports and, in return, the Chinese government has imposed or proposed tariffs on certain U.S. products. Additionally, export restrictions imposed by the U.S. government, including the addition of licensing requirements by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”) through the addition of companies to the BIS Entity List, may require us to suspend our business with certain international customers if we conclude or are notified by the U.S. government that such business presents a risk of noncompliance with U.S. regulations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between certain countries, what products may be subject to such actions, or what actions may be taken by other countries in response. It also may not be possible to anticipate the timing or duration of such tariffs, export restrictions, or other regulatory actions. These government trade policies may materially adversely affect our sales and operations with current customers as well as impede our ability to develop relationships with new customers.

There is a risk of further escalation and retaliatory actions between the U.S. and other foreign governments. If significant tariffs or other restrictions are placed on goods exported from China or any related counter-measures are taken, our revenue and results of operations may be materially harmed. These tariffs may also make our customers’ products more expensive for consumers, which may reduce consumer demand.

There is also a risk that the U.S. government may seek to implement more protective trade measures, not just with respect to China but with respect to other countries as well, such as those imposed on Russia in connection with its recent invasion of Ukraine. This could include new or higher tariffs and even more restrictive trade barriers, such as prohibiting certain types of, or all sales of certain products or products sold by certain parties into the U.S. Any increased trade barriers or restrictions on global trade could have a materially adverse impact on our business and financial results.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of shares of common stock, RSUs or warrants to purchase common stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested units or warrants have significantly appreciated in value relative to the original grant prices of the shares or units or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our common stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations.

Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Stockholders are the Warrant Shares issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “The Private Placements.” We are registering the Warrant Shares issuable upon exercise of the Warrants to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Warrants and as disclosed in this section under “Material Relationships with Selling Stockholders” below, none of the Selling Stockholders have had any material relationship with us within the past three (3) years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of common stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of common stock and percentages set forth in the final two columns below assume that all shares of common stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of June 10, 2024, taking into account the effect of the Beneficial Ownership Limitations (as defined in footnote 1 below) in any warrants held by the Selling Stockholders after this offering. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after June 10, 2024, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Anson East Master Fund LP(4)	258,750	(7)	312,974	—	—%
Anson Investments Master Fund LP(4)	258,750	(8)	1,184,338	—	—%
Gregory Castaldo(5)	258,750	(9)	1,328,714	—	—%
Joseph Reda(6)	546,500	(10)	1,497,312	—	—%
TOTAL	1,322,750		4,323,338	—	—%

(1)	All of the Warrants contain certain beneficial ownership limitations, which provide that a holder of the Warrants may not exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of common stock reflected in this column as beneficially owned by each Selling Stockholder includes (i) any outstanding shares of common stock held by such Selling Stockholder and (ii) if any, the number of Warrant Shares offered hereby and any other securities convertible into and exercisable for shares of common stock that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of June 10, 2024 and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of common stock as of June 10, 2024.

(2)	Represents shares of common stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 9,244,853 shares of common stock outstanding on June 10, 2024, which includes 4,921,515 shares of common stock outstanding as of such date and assumes full exercise of the Warrants that are exercisable for the 4,323,338 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Stockholders after this offering.

(4)	Anson East Master Fund LP and Anson Investments Master Fund LP are Cayman Islands limited partnerships organized under the laws of the Cayman Islands. The principal business address of each of Anson East Master Fund LP and Anson Investments Master Fund LP is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)	Gregory Castaldo is a United States citizen with a principal residence at 3776 Steven James Drive, Garnet Valley, Pennsylvania 19060.

(6)	Joseph Reda is United States citizen with a principal residence at 1324 Manor Circle, Pelham, New York 10803.

(7)	These shares consist of (i) up to 53,350 shares of common stock issuable upon exercise of outstanding Second May 2024 Warrants, (ii) up to 64,570 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants, (iii) up to 30,715 shares of common stock issuable upon exercise of outstanding Third April 2024 Warrants, (iv) up to 37,563 shares of common stock issuable upon exercise of outstanding Second April 2024 Warrants, (v) up to 15,056 shares of common stock issuable upon exercise of outstanding Initial April 2024 Warrants, and (vi) 57,496 shares of common stock issuable upon exercise of outstanding Initial April 2024 Warrants held by Anson Investments Master Fund LP, which is an affiliate of the Selling Stockholder. These shares exclude (a) up to 111,720 shares of common stock issuable upon exercise of outstanding March 2024 Warrants, and (b) up to 453,337 shares of common stock issuable upon exercise of outstanding common stock purchase warrants issued in February 2024.

(8)	These shares consist of (i) up to 189,150 shares of common stock issuable upon exercise of outstanding Second May 2024 Warrants, and (ii) up to 69,600 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants. These shares exclude (a) up to 159,330 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants, (b) up to 108,900 shares of common stock issuable upon exercise of outstanding Third April 2024 Warrants, (c) up to 150,255 shares of common stock issuable upon exercise of outstanding Second April 2024 Warrants, (d) up to 60,222 shares of common stock issuable upon exercise of outstanding Initial April 2024 Warrants, (e) up to 446,881 shares of common stock issuable upon exercise of outstanding March 2024 Warrants, and (f) up to 1,813,351 shares of common stock issuable upon exercise of outstanding common stock purchase warrants issued in February 2024.

(9)	These shares consist of (i) up to 190,000 shares of common stock issuable upon exercise of outstanding Second May 2024 Warrants, and (ii) up to 68,750 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants. These shares exclude (a) up to 129,250 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants, (b) up to 139,615 shares of common stock issuable upon exercise of outstanding Third April 2024 Warrants, (c) up to 167,220 shares of common stock issuable upon exercise of outstanding Second April 2024 Warrants, (d) up to 75,278 shares of common stock issuable upon exercise of outstanding Initial April 2024 Warrants, (e) up to 558,601 shares of common stock issuable upon exercise of outstanding March 2024 Warrants, and (f) up to 2,048,945 shares of common stock issuable upon exercise of outstanding February Warrants.

(10)	These shares consist of (i) up to 242,500 shares of common stock issuable upon exercise of outstanding Second May 2024 Warrants, (ii) up to 293,500 shares of common stock issuable upon exercise of outstanding Initial May 2024 Warrants, and (iii) 10,500 shares of common stock issuable upon exercise of outstanding Third April 2024 Warrants. These shares exclude (a) up to 129,115 shares of common stock issuable upon exercise of outstanding Third April 2024 Warrants, (b) up to 187,818 shares of common stock issuable upon exercise of outstanding Second April 2024 Warrants, (c) up to 75,278 shares of common stock issuable upon exercise of outstanding Initial April 2024 Warrants, (d) up to 558,601 shares of common stock issuable upon exercise of outstanding March 2024 Warrants, and (e) up to 819,549 shares of common stock issuable upon exercise of outstanding February Warrants.

Material Relationships with Selling Stockholders

February 2023 Registered Direct Offering and Concurrent Private Placement

On January 31, 2023, we entered into a securities purchase agreement (the “February 2023 Purchase Agreement”) with certain investors, including the Selling Stockholders. Under the February 2023 Purchase Agreement, we agreed to issue and sell to such investors (i) in a registered direct offering, 1,344 shares of common stock and pre-funded warrants to purchase up to 2,545 shares of common stock, and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 5,833 shares of common stock, at an exercise price of $1,573.50 per share of common stock (the “February 2023 Warrants”).

The offering closed on February 3, 2023 and we received gross proceeds of approximately $6.2 million before deducting fees and other offering expenses payable by us.

March 2023 Registered Direct Offering and Concurrent Private Placement

On March 27, 2023, we entered into a securities purchase agreement (the “March 2023 Purchase Agreement”) with certain investors, including the Selling Stockholders. Under the March 2023 Purchase Agreement, we agreed to issue and sell to such investors (i) in a registered direct offering, 5,581 shares of common stock and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 11,163 shares of common stock, at an exercise price of $286.50 per share of common stock (the “March 2023 Warrants”). Pursuant to such agreement, for a period of six months from the closing date of the offering, we agreed not to issue certain securities if the issuance would constitute a Variable Rate Transaction (as such term is defined in the agreement).

The offering closed on March 29, 2023 and we received gross proceeds of approximately $1.8 million before deducting fees and other offering expenses payable by us.

April 2023 Registered Direct Offering and Concurrent Private Placement

On April 7, 2023, we entered into a securities purchase agreement (the “April 2023 Purchase Agreement”) with certain investors, including the Selling Stockholders. Under the April 2023 Purchase Agreement, we agreed to issue and sell to such investors (i) in a registered direct offering, 4,954 shares of common stock and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 9,908 shares of common stock, at an exercise price of $211.50 per share of Common Stock (the “April 2023 Warrants”). Pursuant to such agreement, for a period of six months from the closing date of the offering, we agreed not to issue certain securities if the issuance would constitute a Variable Rate Transaction (as such term is defined in the agreement).

The offering closed on April 12, 2023 and we received gross proceeds of approximately $1.2 million before deducting fees and other offering expenses payable by us.

May 2023 Warrant Inducement

On May 15, 2023, we entered into warrant exercise inducement offer letters with holders of the April 2023 Warrants, including the Selling Stockholders, pursuant to which the holders agreed to exercise for cash, certain of the April 2023 Warrants in exchange for the Company’s agreement to issue the new common stock purchase warrants (the “May Inducement Warrants”). The Company received aggregate gross proceeds of approximately $2.1 million from the exercise of the April 2023 Warrants by the holders before deducting fees and other offering expenses payable by us.

Each May Inducement Warrant is exercisable at a price per share of common stock of $199.50, was immediately exercisable upon issuance and will expire on the fifth anniversary of its issuance. The exercise price of the May Inducement Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock. The Company and the Selling Stockholders have agreed that the May Inducement Warrants are callable by the Company at a redemption price of $75.00 per May Inducement Warrant, provided that the resale of the shares of common stock underlying the May Inducement Warrants are then registered or may be resold under Rule 144 under the Securities Act.

The shares of common stock issuable upon exercise of the May Inducement Warrants have been registered for resale pursuant to a Registration Statement on Form S-1 (File No.333-272278), which was declared effective by the SEC on June 7, 2023.

July 2023 Warrant Inducement

On July 26, 2023, we entered into warrant exercise inducement offer letters with holders of the March 2023 Warrants and May Inducement Warrants, including the Selling Stockholders, pursuant to which the holders agreed to exercise for cash, certain of the March 2023 Warrants and May Inducement Warrants in exchange for the Company’s agreement to issue the new common stock purchase warrants (the “July Inducement Warrants”). The Company received aggregate gross proceeds of approximately $678,000 from the exercise of certain of the May Inducement Warrants by the holders before deducting fees and other offering expenses payable by us.

Each July Inducement Warrant is exercisable at a price per share of Common Stock of $193.50, was immediately exercisable upon issuance and will expire on the fifth anniversary of its issuance. The exercise price of the July Inducement Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock. The Company and the Selling Stockholders have agreed that the July Inducement Warrants are callable by the Company at a redemption price of $75.00 per July Inducement Warrant, provided that the resale of the shares of common stock underlying the July Inducement Warrants are then registered or may be resold under Rule 144 under the Securities Act.

The shares of common stock issuable upon exercise of the July Inducement Warrants have been registered for resale pursuant to a Registration Statement on Form S-1 (File No.333-274155), which was declared effective by the SEC on August 30, 2023.

September 2023 Waiver Agreement

On September 1, 2023, we entered into a waiver agreement (the “Waiver Agreement”) with certain purchasers who executed the March 2023 Purchase Agreement and April 2023 Purchase Agreement, including the Selling Stockholders, whereby the purchasers agreed to waive the prohibition on Variable Rate Transactions (as defined in each of the March 2023 Purchase Agreement and the April 2023 Purchase Agreement). In consideration therefor, we granted to the purchasers the right to participate in any subsequent financings of the Company occurring on or prior to September 1, 2024, up to an amount equal to 90%, in aggregate, of the total dollar value raised in any such financing, on the same terms and conditions provided to other investors. Such right of participation was terminated and superseded by the right of participation granted to the Selling Stockholders pursuant to the March 2024 Purchase Agreement, as further described below.

October 2023 Public Offering

On October 16, 2023, we entered into a securities purchase agreement, or the October 2023 Purchase Agreement, with certain investors, including the Selling Shareholders. Under the October 2023 Purchase Agreement, we engaged in the October 2023 Public Offering, in which we agreed to issue and sell to such investors in a public offering (i) 87,000 Units, with each Unit consisting of (A) one (1) share of Series B Preferred Stock, and (B) two Preferred Warrants, with each Preferred Warrant exercisable for Preferred Warrant Share, at the public offering price of $55.00 per Unit.

The October 2023 Public Offering closed on October 17, 2023, and we received gross proceeds of approximately $4.5 million before deducting fees and other offering expenses payable by us.

December 2023 Warrant Inducement

On December 5, 2023, we entered into warrant inducement letter agreements (the “Inducement Agreements”) with certain holders of the Series B Preferred Warrants exercisable for up to 168,972 shares of Series B Preferred Stock, issued pursuant to the Series B Preferred Stock Offering (the “Existing Preferred Warrants”). Pursuant to the Inducement Agreements, the holders of the Existing Preferred Warrants agreed to a reduced exercise price of $35.72 per share of Series B Preferred Stock, while maintaining the original fixed conversion price of $62.205 (the “Conversion Price”) of the Series B Preferred Stock, upon the exercise of any Existing Preferred Warrants during the period (the “Inducement Period”) commencing from the date of the Inducement Agreements until the later of (i) the day immediately preceding the date stockholder approval for the issuance of shares of common stock underlying the New Inducement Warrants (defined below) pursuant to the Nasdaq Requirement is obtained (the “Warrant Inducement Stockholder Approval Date”), or (ii) January 15, 2024. As of February 13, 2024, the Inducement Period has ended as all outstanding shares of Series B Preferred Stock held by the holders of Existing Preferred Warrants have been repurchased and all outstanding Existing Preferred Warrants have been cancelled pursuant to the February 2024 Side Letters (as defined below). As of February 13, 2024, the holders of the Existing Preferred Warrants have exercised such warrants to purchase 87,657 shares of Series B Preferred Stock, and we have received approximately $3.1 million in gross proceeds from such exercises (the “Warrant Inducement Transaction”).

Pursuant to the Inducement Agreements, we issued common stock purchase warrants (the “New Inducement Warrants”) to purchase up to 281,828 shares of common stock to the holders of the Existing Preferred Warrants. The New Inducement Warrants have an initial exercise price of $22.23 per share, contain 4.99/9.99% beneficial ownership limitations, are not exercisable until after the Warrant Inducement Stockholder Approval Date and expire five years from the Warrant Inducement Stockholder Approval Date. The exercise price of the New Inducement Warrants is subject to downward adjustment upon any subsequent transaction at a price lower than the exercise price then in effect. Following the March 2024 Registered Direct Offering and Concurrent Private Placement (as defined below), the exercise price of the New Inducement Warrants was downward adjusted to $4.50 per share. Following the Reverse Stock Split, the New Inducement Warrants are immediately exercisable.

The exercise price and the number of shares of common stock issuable upon exercise of each New Inducement Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. Pursuant to a one-time reset right under the terms of such warrants, the exercise price of such warrants was reset at $1.8302 as a result of the Reverse Stock Split, and all such warrants were exercised for cash at such price shortly after the price reset became effective.

Pursuant to the Inducement Agreements, we agreed to (a) file a registration statement to register the resale of the shares of common stock underlying the New Inducement Warrants as soon as reasonably practicable, but in any event no later than 45 calendar days following the Warrant Inducement Stockholder Approval Date, and to use commercially reasonable efforts to have such resale registration statement declared effective by the SEC as soon as practicable and to keep such registration statement effective at all times until no such holder owns any such New Inducement Warrants or shares of common stock issuable upon exercise thereof, and (b) hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) days (which was subsequently extended to one hundred and five (105) days) following the date of the Inducement Agreements for the purpose of obtaining stockholder approval of such transaction. A registration statement on Form S-3 (file No. 333- 278622) was filed with the SEC on April 11, 2024 to register the shares of common stock underlying the New Inducement Warrants and the 2024 Bridge Warrant Shares (as defined below), and such registration statement was declared effective on April 18, 2024.

We engaged Maxim as exclusive financial advisor to provide financial services in connection with the transactions summarized above and, pursuant to a certain financial advisory agreement, dated December 5, 2023, by and between the Company and Maxim, agreed to pay Maxim a cash financial advisory fee equal to 8% of the aggregate gross proceeds received from the exercise of Existing Preferred Warrants by the holders thereof. In addition, we agreed to reimburse Maxim for its accountable legal expenses in connection with the exercise of the Existing Preferred Warrants and the issuance of the New Inducement Warrants of up to $10,000.

On February 5, 2024, we and the holders of the New Inducement Warrants entered into a warrant amendment agreement, pursuant to which the date we are first required to reserve shares of common stock underlying the New Inducement Warrants was postponed from the date of the New Inducement Warrants were issued to the Warrant Inducement Stockholder Approval Date.

From January 1, 2024 through June 10, 2024, (a) the holders of the Existing Preferred Warrants have exercised such warrants to purchase 29,322 shares of Series B Preferred Stock, and we have received approximately $714,000 in gross proceeds from such exercises, and (b) we issued New Inducement Warrants to purchase up to 94,275 shares of common stock to the holders of the Existing Preferred Warrants.

2024 Bridge Note and Warrant

On January 22, 2024, we entered into securities purchase agreements (the “2024 Bridge Purchase Agreements”), with the holders of Series B Preferred Warrants, pursuant to which we agreed to issue to such holders promissory notes in the aggregate principal amount of $1,000,000 (the “2024 Bridge Promissory Notes”) and common stock purchase warrants (the “2024 Bridge Warrants”) to purchase up to an aggregate of 66,665 shares of our common stock (“2024 Bridge Warrant Shares”), at an initial exercise price of $22.23 per share, in consideration for $600,000 (the “2024 Bridge Private Placement”).

Each of the 2024 Bridge Promissory Notes matures on the earlier to occur of: (i) July 17, 2024, and (ii) the full or partial exercise of certain Series B Preferred Warrants then held by the applicable holder, issuable for at least 9,322 shares of the Series B Preferred Stock upon such full or partial exercise. The 2024 Bridge Promissory Notes do not bear interest except upon the occurrence of an event of default. The 2024 Bridge Promissory Notes are not convertible into shares of common stock or Series B Preferred Stock.

At any time after issuance of the 2024 Bridge Promissory Notes, we may repay all or less than all of the outstanding principal amount of the 2024 Bridge Promissory Notes, with no penalty or premium of any kind, upon at least one day’s written notice to the applicable holder of such notes.

The 2024 Bridge Warrants contain 4.99/9.99% beneficial ownership limitations and are not exercisable until after the date that stockholder approval is obtained to approve each of (i) the issuance of the 2024 Bridge Warrant Shares issuable upon the exercise of the 2024 Bridge Warrants, as may be required by the applicable rules and regulations of Nasdaq and (ii) if necessary, a proposal to amend the our Certificate of Incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the 2024 Bridge Warrant Shares or to effectuate a reverse stock split whereby the authorized share capital is not split and is sufficient to cover the 2024 Bridge Warrant Shares (and such reverse split is effectuated) (“Bridge Warrant Stockholder Approval”), and will expire on the fifth (5th) anniversary of the date on which Bridge Warrant Stockholder Approval is received and deemed effective under Delaware law. The exercise price of the 2024 Bridge Warrants is subject to downward adjustment upon any subsequent transaction at a price lower than the exercise price then in effect. Following the March 2024 Registered Direct Offering and Concurrent Private Placement, the exercise price of the 2024 Bridge Warrants was downward adjusted to $4.50 per share. Following the Reverse Stock Split, the 2024 Bridge Warrants are immediately exercisable.

The exercise price and the number of shares of common stock issuable upon exercise of each 2024 Bridge Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. Pursuant to a one-time reset right under the terms of such warrants, the exercise price of such warrants was reset at $1.8302 as a result of the Reverse Stock Split, and all such warrants were exercised for cash at such price shortly after the price reset became effective.

The closing of the 2024 Bridge Private Placement occurred on January 23, 2024.

Repayment of 2024 Bridge Promissory Notes

Between January 26, 2024 and February 2, 2024, the 2024 Bridge Promissory Notes were paid back in full.

Conversion of Series B Preferred Stock

As of June 10, 2024, the holders of Series B Preferred Stock have converted 115,278 shares of Series B Preferred Stock into 185,319 shares of common stock (the “Conversion”). From January 1, 2024 through June 10, 2024, the holders of Series B Preferred Stock have converted 5,000 shares of Series B Preferred Stock into 8,038 shares of common stock.

February 2024 Unit Offering

On February 13, 2024, we completed a public offering (the “February 2024 Unit Offering”) of an aggregate of 158,227 units (the “February Units”) and 867,373 pre-funded units (the “February Pre-Funded Units”) for a purchase price of $9.75 per February Unit and $9.735 per February Pre-Funded Unit, resulting in aggregate gross proceeds of approximately $10 million. Each February Unit consists of (i) one share of common stock, and (ii) one warrant (the “February Warrants”) to purchase one share of common stock (the “February Warrant Shares”), at an initial exercise price of $9.75 per share. Each February Pre-Funded Unit consists of (i) one pre-funded warrant (the “February Pre-Funded Warrants”) to purchase one share of common stock, and (ii) one February Warrant. The February Warrants are not exercisable until after the date that stockholder approval is obtained to approve each of (i) the issuance of the February Warrant Shares, as may be required by the applicable rules and regulations of Nasdaq, and (ii) if necessary, a proposal to amend the Certificate of Incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the February Warrant Shares or to effectuate a reverse stock split whereby the authorized share capital is not split and is sufficient to cover the February Warrant Shares (and such reverse split is effectuated) (“Stockholder Approval for February 2024 Unit Offering”), and will expire on the fifth (5th) anniversary of the date on which Stockholder Approval for February 2024 Unit Offering is received and deemed effective under Delaware law. The February Pre-Funded Warrants are immediately exercisable for one share of common stock at an exercise price of $0.015 per share, and will remain exercisable until exercised in full.

With respect to the holders of February Warrants who did not execute the Warrant Amendment Agreement, if at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock (including the Reverse Stock Split), the lowest daily volume weighted average price during the period commencing five (5) consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price of the February Warrants then in effect, then such exercise price shall be reduced to the lowest daily volume weighted average price during such ten (10)-day period and the number of shares of common stock issuable upon exercise will be increased such that the aggregate exercise price, after taking into account the decrease, shall be equal to the aggregate exercise price on the issuance date. With respect to the holders of February Warrants who executed the Warrant Amendment Agreement, the right pursuant to such provision was one-time only, and they do not have this right in any future reverse stock splits or similar events under the terms of their February Warrants. Immediately prior to the Reverse Stock Split, an aggregate of 1,025,600 shares of common stock were issuable upon exercise of all February Warrants. As a result of the Reverse Stock Split, the aggregate number of shares of common stock issuable upon exercise of all February Warrants was increased by 4,438,065 to an aggregate of 5,463,665, based on a new per share exercise price of $1.8302.

In connection with the February 2024 Unit Offering, on February 12, 2024, we entered into a securities purchase agreement (the “February Purchase Agreement”) with certain investors, pursuant to which we agreed, subject to certain exemptions, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of its shares of common stock or securities convertible into common stock until the date of the Stockholder Approval for February 2024 Unit Offering, unless we are required to complete a financing prior to the date of the Stockholder Approval for February 2024 Unit Offering, in order to satisfy Nasdaq’s continued listing requirements.

Also in connection with the February 2024 Unit Offering, on February 12, 2024, we entered into a placement agency agreement (the “February Placement Agency Agreement”) with Maxim, pursuant to which Maxim agreed to act as placement agent on a “best efforts” basis in connection with the February 2024 Unit Offering. We paid Maxim an aggregate fee equal to 7.0% of the gross proceeds raised in the February 2024 Unit Offering and reimbursed Maxim $75,000 for expenses in connection therewith.

Series B Repurchase and Cancellation Transaction

On February 5, 2024, we entered into side letter agreements (the “February 2024 Side Letters”) with certain holders of Series B Preferred Warrants, whereby such holders agreed to, among others, (i) allow us to repurchase all 62,657 outstanding shares of Series B Preferred Stock then held by them at $100 per share with a portion of the proceeds received from the February 2024 Unit Offering, and (ii) cancel all outstanding Series B Preferred Warrants to purchase up to 81,315 shares of Series B Preferred Stock, then held by them, immediately prior to the closing of the February 2024 Unit Offering (collectively, the “Series B Repurchase and Cancellation Transaction”). We used approximately $6.3 million of the proceeds from the February 2024 Offering to repurchase 62,657 shares of the Company’s Series B Preferred Stock, at $100 per share.

March 2024 Warrant Amendment

On March 26, 2024, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with certain holders of (i) the New Inducement Warrants, as amended by that certain warrant amendment agreement, dated as of February 5, 2024, (ii) the 2024 Bridge Warrants, and (iii) the February Warrants (together with the New Inducement Warrants, as amended and the 2024 Bridge Warrants, the “Original Warrants”), whereby the holders agreed to (i) amend the exercisability provision in the New Inducement Warrants, as amended and the 2024 Bridge Warrants so such warrants shall not be exercisable until one or more certificates of amendment to the Certificate of Incorporation are filed with the Secretary of State of the State of Delaware to effectuate an increase in authorized shares of capital stock of the Company and a reverse stock split of the Company’s outstanding shares of common stock; and (ii) remove certain exercise price reset, right to reprice and/or share adjustment provisions in the Original Warrants, to be effective following the first adjustments following the Reverse Stock Split, pursuant to each of Section 2(c) in the New Inducement Warrants, as amended and the 2024 Bridge Warrants and Section 3(f) of the February Warrants, as applicable, for purposes of compliance with Nasdaq.

March 2024 Registered Direct Offering and Concurrent Private Placement

On March 26, 2024, we entered into a securities purchase agreement (the “March 2024 Purchase Agreement”) with the Selling Shareholders. Under the March 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 417,833 shares of common stock at $4.50 per share and pre-funded warrants to purchase up to 93,342 shares of common stock at $4.485 per pre-funded warrant, and (ii) in a concurrent private placement, common stock purchase warrants (the “March 2024 Warrants”) exercisable for an aggregate of up to 511,175 shares of common stock, at an initial exercise price of $6.00 per share (the “March 2024 Registered Direct Offering and Concurrent Private Placement”).

Pursuant to the March 2024 Purchase Agreement, we and the Selling Stockholders terminated the participation right granted to the Selling Stockholders pursuant to the Waiver Agreement in exchange for a new form of participation right whereby for the 24-month period beginning on March 27, 2024, the Selling Stockholders may participate in (a) any financing offered by us that occurs on or before September 1, 2024 that is not intended to be marketed as a “public offering” under the rules of Nasdaq up to an amount equal to 90% of such financing, and (b) any other financing offered us up to an amount equal to 40% of such financing, in each case on the same terms, conditions and price provided to other purchasers in the applicable financing.

The March 2024 Warrants contain 4.99/9.99% beneficial ownership limitations and are not exercisable until the date we receive the approval required by the applicable rules and regulations of Nasdaq from stockholders with respect to the issuance of the March 2024 Warrant Shares and will expire on the fifth anniversary of such approval.

The March 2024 Registered Direct Offering and Concurrent Private Placement closed on March 27, 2024 and we received gross proceeds of approximately $2.3 million before deducting fees and other offering expenses payable by us.

Pursuant to a one-time right under the terms of the March 2024 Warrants and as a result of the Reverse Stock Split, the per share exercise price for the March 2024 Warrants was reduced to $1.8302 and the aggregate number of shares of common stock issuable upon exercise of all March 2024 Warrants was increased by 1,164,628, to an aggregate of 1,675,803, based on such price.

Initial April 2024 Registered Direct Offering and Concurrent Private Placement

On April 17, 2024, we entered into a securities purchase agreement (the “Initial April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Initial April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 225,834 shares of common stock at $3.321 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial April 2024 Warrants”) exercisable for an aggregate of up to 225,834 shares of common stock, at an exercise price of $3.196 per share (the “Initial April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants.

The Initial 2024 Registered Direct Offering and Concurrent Private Placement closed on April 19, 2024 and we received gross proceeds of approximately $750,000 before deducting fees and other offering expenses payable by us.

On or about April 19, 2024, the Selling Stockholders each entered into a warrant amendment agreement with us whereby the Selling Stockholders agreed to amend the “alternative cashless exercise” provision in Section 2(c) of the Initial April 2024 Warrants such that issuance of shares of common stock upon exercise of such “alternative cashless exercise” is subject to stockholder approval.

Second April 2024 Registered Direct Offering and Concurrent Private Placement

On April 19, 2024, we entered into a securities purchase agreement (the “Second April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Second April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 361,904 shares of common stock at $5.250 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second April 2024 Warrants”) exercisable for an aggregate of up to 542,856 shares of common stock, at an exercise price of $5.06 per share (the “Second April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 23, 2024 and we received gross proceeds of approximately $1.9 million before deducting fees and other offering expenses payable by us.

Third April 2024 Registered Direct Offering and Concurrent Private Placement

On April 26, 2024, we entered into a securities purchase agreement (the “Third April 2024 Purchase Agreement”) with the Selling Shareholders. Under the Third April 2024 Purchase Agreement, we agreed to issue and sell to the Selling Shareholders (i) in a registered direct offering, 418,845 shares of common stock at $5.73 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Third April 2024 Warrants”) exercisable for an aggregate of up to 418,845 shares of common stock, at an exercise price of $5.60 per share (the “Third April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Third April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Third April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 30, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

Initial May 2024 Registered Direct Offering and Concurrent Private Placement

On May 13, 2024, we entered into a securities purchase agreement (the “Initial May 2024 Purchase Agreement”) with the Selling Stockholders. Under the Initial May 2024 Purchase Agreement, we agreed to issue and sell to the Selling Stockholders (i) in a registered direct offering, 785,000 shares of common stock at $3.31 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial May 2024 Warrants”) exercisable for an aggregate of up to 785,000 shares of common stock, at an exercise price of $3.18 per share (the “Initial May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Initial May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 15, 2024 and we received gross proceeds of approximately $2.6 million before deducting fees and other offering expenses payable by us.

Second May 2024 Registered Direct Offering and Concurrent Private Placement

On May 15, 2024, we entered into a securities purchase agreement (the “Second May 2024 Purchase Agreement”) with the Selling Stockholders. Under the Second May 2024 Purchase Agreement, we agreed to issue and sell to the Selling Stockholders (i) in a registered direct offering, 675,000 shares of common stock at $3.61 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second May 2024 Warrants”) exercisable for an aggregate of up to 675,000 shares of common stock, at an exercise price of $3.48 per share (the “Second May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of common stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 17, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

Other than the transactions described above, we have had no material relationships with the Selling Stockholders in the last three (3) years.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $13,726,503 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use a portion of the net proceeds we may receive from any cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis in certain circumstances. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our board of directors may deem relevant.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 4,323,338 shares of common stock issuable upon exercise of the Warrants. The terms of our shares of Common Stock are contained in our Certificate of Incorporation and our bylaws, each as amended to date and each as filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. For a description of our common stock, see (i) our Registration Statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.6—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

Our Certificate of Incorporation authorizes the issuance of up to 300,000,000 shares of Common Stock and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share, of which 375,000 shares are designated as Series B Preferred Stock. The Board may establish the rights and preferences of the preferred stock from time to time.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market rates at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of WiSA Technologies, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.wisatechnologies.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 20, 2024;

•	our Current Reports on Forms 8-K filed with the SEC on January 12, 2024, January 18, 2024, January 23, 2024, January 25, 2024, January 30, 2024, February 16, 2024, March 18, 2024, March 26, 2024, March 27, 2024, March 29, 2024, April 9, 2024, April 12, 2024, April 18, 2024, April 19, 2024, April 23, 2024, April 26, 2024, April 30, 2024, May 2, 2024, May 13, 2024 (the first such report filed on such date), May 13, 2024 (the second such report filed on such date), May 15, 2024 (the first such report filed on such date), May 15, 2024 (the second such report filed on such date), May 17, 2024, May 22, 2024, May 31, 2024 and June 12, 2024 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

•	the description of our common stock contained in (i) our registration statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.6—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

info@wisatechnologies.com

Copies of these filings are also available through the “Investor Relations” section of our website at www.wisatechnologies.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

WiSA Technologies, Inc.

Up to 4,323,338 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is              , 2024.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$1,729
Transfer agent and registrar fees and expenses	$2,000
Legal fees and expenses	$30,000
Printing fees and expenses	$3,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$1,000
Total	$47,729

Item 14. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, as amended, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act. The share and per share information included in the descriptions of the below transactions occurring prior to January 27, 2023, have not been adjusted to give effect to the 1-for-100 reverse split of the Company’s outstanding shares of common stock, effective as of 5:00 pm, Eastern time, on January 26, 2023 and which began trading on the Nasdaq Capital Market on a split-adjusted basis at the start of trading on January 27, 2023. The share and per share information included in the descriptions of the below transactions occurring prior to April 12, 2024, have not been adjusted to give effect to the 1-for-150 reverse split of the Company’s outstanding shares of common stock, effective as of 5:00 pm, Eastern time, on April 12, 2024 and which began trading on the Nasdaq Capital Market on a split-adjusted basis at the start of trading on April 15, 2024.

September 2021 Equity Grants

In connection with the appointment of Eric Almgren as Chief Strategist of the Company, an inducement grant of 310,000 shares (the “inducement shares”), representing 2% of the outstanding shares of the Company on that date, was made to Mr. Almgren on September 13, 2021 outside of the Company’s existing incentive plans. The inducement shares were issued pursuant to Section 4(a)(2) of the Securities Act.

December 2021 Warrant Issuances

On December 16, 2021, the Company granted warrants to purchase up to 25,000 shares of common stock to a service provider in partial consideration for services rendered. The warrants have a five year life, an exercise price of $1.52 per share and are fully vested.

On December 16, 2021, the Company granted warrants to purchase up to 15,000 shares of common stock to a service provider in partial consideration for services rendered. The warrants have a five year life, an exercise price of $1.52 per share and are fully vested.

August 2022 Private Placement

On August 15, 2022, the Company completed a private placement (the “August 2022 Private Placement”) of a senior secured convertible instrument (the “August 2022 Note”) and a warrant (the “August 2022 Warrant”) to purchase 2,097,022 shares of common stock at an exercise price of $0.997 per share. The August 2022 Note and August 2022 Warrant were issued pursuant to a securities purchase agreement, entered into as of August 15, 2022, by and between the Company and an institutional investor (the “August 2022 Investor”). The August 2022 Private Placement resulted in gross proceeds of $3,000,000, before fees and other expenses associated with the transaction, including but not limited to, a $105,000 commitment fee payable to the August 2022 Investor. Additionally, the Company agreed to issue to Maxim Group LLC, the placement agent for the August 2022 Private Placement, in consideration for $100 in cash, a warrant to purchase up to an aggregate of 194,384 shares of common stock at an exercise price of $0.997 per share, subject to adjustment.

Effective August 24, 2022, the Company and the August 2022 Investor agreed to amend Section 3.1(b) of the August 2022 Note to provide that the Conversion Price (as defined in the August 2022 Note) could not be lower than $0.50 (the “Floor Price”) until stockholder approval has been obtained, after which stockholder approval for the Floor Price may be reduced to no lower than $0.25. The changes were effected by cancellation of the August 2022 Note and the issuance of a replacement senior secured convertible note (the “New Convertible Note”) to the August 2022 Investor. The New Convertible Note contains identical terms as the August 2022 Note, except for the amendment to the Section 3.1(b) of the August 2022 Note.

December 2022 Issuance of Additional Warrants

On November 28, 2022, the Company entered into a waiver of rights with the August 2022 Investor, pursuant to which the August 2022 Investor agreed to waive certain prohibitions under the August Purchase Agreement with respect to the December Public Offering in exchange for the issuance by the Company, on the closing date of the December Public Offering, of the Additional Warrants. On December 1, 2022, the Company issued 5,357,143 Series A Warrants and 5,357,143 Series B Warrants to the August 2022 Investor. The Company’s obligation to issue shares of common stock underlying the Additional Warrants was expressly conditioned upon stockholder approval of all of the transactions contemplated by the August 2022 Purchase Agreement, and the transaction documents related thereto. Such stockholder approval was obtained at the Company’s special meeting held on January 17, 2023.

February 2023 Warrant Issuances

On February 3, 2023, the Company issued common stock purchase warrants exercisable for an aggregate of up to 874,959 shares of common stock, at an exercise price of $10.49 per share.

March 2023 Warrant Issuances

On March 29, 2023, the Company issued common stock purchase warrants exercisable for an aggregate of up to 1,674,414 shares of common stock, at an exercise price of $1.91 per share.

April 2023 Warrant Issuances

On April 12, 2023, the Company issued common stock purchase warrants exercisable for an aggregate of up to 1,486,132 shares of common stock, at an exercise price of $1.41 per share.

May 2023 Warrant Inducements

On May 15, 2023, the Company entered into letter agreements, or the May 2023 Inducement Agreements, with holders of common stock purchase warrants previously issued by the Company to the holders pursuant to a private placement conducted concurrently with a registered direct public offering of the Company’s securities that closed on April 12, 2023, and which were still outstanding and had not been previously exercised, or the April 2023 Existing Warrants.

Pursuant to the May 2023 Inducement Agreements, as an inducement and in consideration for a holder’s exercise of the April 2023 Existing Warrants for some or all of the shares of common stock available thereunder, the Company agreed to deliver to each such holder new common stock purchase warrants, or the May 2023 New Warrants, to purchase a number of shares of common stock equal to 200% of the number of shares of common stock issued to such holder in connection with its exercise of its April 2023 Existing Warrants. The May 2023 New Warrants are immediately exercisable upon issuance at an exercise price of $1.33 per share, have an expiration date of May 17, 2028 and are exercisable on a cashless basis if the shares of common stock issuable upon exercise of the May 2023 New Warrants have not been registered by the Company on a registration statement on or before six (6) months after the date of issuance and there is no currently effective registration statement covering the May 2023 New Warrants at the time of exercise. Pursuant to the May 2023 Inducement Agreements, holders agreed to exercise April 2023 Existing Warrants for an aggregate of 1,486,132 shares of common stock, resulting in gross proceeds to the Company of approximately $2.1 million before deducting fees and other offering expenses payable by us.

July 2023 Warrant Inducements

On July 26, 2023, the Company entered into warrant exercise inducement offer letters (the “July Inducement Letters”) with holders of the May Inducement Warrants pursuant to which the Company agreed to issue new inducement warrants (the “July Inducement Warrants”) to purchase a number of shares of common stock equal to 100% of the number of shares of common stock received upon exercise of the May Inducement Warrants during the period provided for in the July Inducement Letters, with such July Inducement Warrants to be issued on substantially the same terms as the May Inducement Warrants (“the July 2023 Warrant Inducement Transaction”). The holders exercised 510,000 of the May Inducement Warrants pursuant to certain of the July Inducement Letters, and the Company received aggregate gross proceeds of approximately $678,000 from such exercises. In exchange for the exercises of the May Inducement Warrants, the Company issued July Inducement Warrants exercisable for an aggregate of up to 510,000 shares of common stock at an exercise price of $1.29 per share. The inducement offering period closed at 5:00 p.m. EDT on August 8, 2023.

Each July Inducement Warrant was immediately exercisable upon issuance and will expire on the fifth anniversary of its issuance. The exercise price of the July Inducement Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s common stock. The July Inducement Warrants are callable by the Company at a redemption price of $0.50 per July Inducement Warrant, provided that the resale of the shares of common stock underlying the July Inducement Warrants are then registered or may be resold under Rule 144 under the Securities Act.

July 2023 Equity Grants

On July 12, 2023, the Company issued an aggregate of 234,000 restricted shares of common stock to its directors and executive officers pursuant to the Company’s 2018 Long-Term Stock Incentive Plan.

Unless otherwise stated, the sale and the issuance of the foregoing notes, warrants and shares of common stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, or Regulation D. We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (A) an “accredited investor” within the meaning of Rule 501 of Regulation D or (B) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

December 2023 Warrant Inducement

Pursuant to the Inducement Agreements entered on December 5, 2023, the Company issued common stock purchase warrants (the “New Inducement Warrants”) to purchase up to 281,828 shares of common stock to the holders of the Existing Preferred Warrants.

2024 Bridge Note and Warrant

On January 22, 2024, we entered into securities purchase agreements (the “2024 Bridge Purchase Agreements”), with the holders of Series B Preferred Warrants, pursuant to which we agreed to issue to such holders promissory notes in the aggregate principal amount of $1,000,000 (the “2024 Bridge Promissory Notes”) and common stock purchase warrants (the “2024 Bridge Warrants”) to purchase up to an aggregate of 66,665 shares of our common stock (“2024 Bridge Warrant Shares”), at an initial exercise price of $22.23 per share, in consideration for $600,000 (the “2024 Bridge Private Placement”). The closing of the 2024 Bridge Private Placement occurred on January 23, 2024. Between January 26, 2024 and February 2, 2024, the 2024 Bridge Promissory Notes were paid back in full.

Conversion of Series B Preferred Stock

As of June 10, 2024, the holders of Series B Preferred Stock have converted 115,278 shares of Series B Preferred Stock into 185,319 shares of common stock. From January 1, 2024 through June 10, 2024, the holders of Series B Preferred Stock have converted 5,000 shares of Series B Preferred Stock into 8,038 shares of common stock.

March 2024 Warrant Issuances

On March 27, 2024, pursuant to the March 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 511,175 shares of common stock, at an initial exercise price of $6.00 per share. Pursuant to a one-time right under the terms of such warrants and as a result of the Reverse Stock Split, the per share exercise price for such warrants was reduced to $1.8302 and the aggregate number of shares of common stock issuable upon exercise of all such warrants was increased by 1,164,628, to an aggregate of 1,675,803, based on such price.

Initial April 2024 Warrant Issuances

On April 19, 2024, pursuant to the Initial April 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 225,834 shares of common stock, at an exercise price of $3.196 per share.

Second April 2024 Warrant Issuances

On April 23, 2024, pursuant to the Second April 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 542,856 shares of common stock, at an exercise price of $5.06 per share.

Third April 2024 Warrant Issuances

On April 30, 2024, pursuant to the Second April 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 418,845 shares of common stock, at an exercise price of $5.60 per share.

Initial May 2024 Warrant Issuances

On May 15, 2024, pursuant to the Initial May 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 785,000 shares of common stock, at an exercise price of $3.18 per share.

Second May 2024 Warrant Issuances

On May 17, 2024, pursuant to the Second May 2024 Purchase Agreement, we issued to the Selling Stockholders in a private placement common stock purchase warrants exercisable for an aggregate of up to 675,000 shares of common stock, at an exercise price of $3.48 per share.

Item 16.	Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on June 14, 2024.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Brett Moyer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett Moyer and Gary Williams, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Brett Moyer	Chief Executive Officer and Director	June 14, 2024
Brett Moyer	(principal executive officer)

/s/ Gary Williams	Vice President of Finance and Chief Accounting Officer	June 14, 2024
Gary Williams	(principal financial officer and principal accounting officer)

/s/ Dr. Jeffrey M. Gilbert	Director	June 14, 2024
Dr. Jeffrey M. Gilbert

/s/ David Howitt	Director	June 14, 2024
David Howitt

/s/ Helge Kristensen	Director	June 14, 2024
Helge Kristensen

/s/ Sriram Peruvemba	Director	June 14, 2024
Sriram Peruvemba

/s/ Robert Tobias	Director	June 14, 2024
Robert Tobias

/s/ Wendy Wilson	Director	June 14, 2024
Wendy Wilson

/s/ Kimberly Briskey	Director	June 14, 2024
Kimberly Briskey

EXHIBIT INDEX

Exhibit No.	Description

2.1	Certificate of Conversion of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 23, 2018).

2.2	Plan of Conversion of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 23, 2018).

3.1(i)(a)	Certificate of Incorporation of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)

3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 25, 2018)

3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2018)

3.1(i)(d)	Form of Certificate of Designations of the Preferences, Rights and Limitations of the Series A 8% Senior Convertible Preferred Stock (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 25, 2020)

3.1(i)(e)	Certificate of Amendment to Certificate of Incorporation of Summit Semiconductor, Inc. (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on April 8, 2020)

3.1(i)(f)	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2022)

3.1(i)(g)	Series A Elimination Certificate (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 31, 2022)

3.1(i)(h)	Certificate of Amendment to Certificate of Incorporation of WiSA Technologies, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 26, 2023)

3.1(i)(i)	Certificate of Amendment to WiSA Technologies, Inc.’s Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 25, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2024).

3.1(i)(j)	Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

3.1(i)(k)	Certificate of Amendment to WiSA Technologies, Inc.’s Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on April 12, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2024).

3.1(ii)	Bylaws of Summit Semiconductor, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018)

4.1	Form of Common Stock Certificate (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2019).

4.2	Form of Common Stock Purchase Warrant issued to holders of Series D 15% Original Issue Discount Senior Secured Convertible Promissory Notes (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

4.3	Form of Amended and Restated Common Stock Purchase Warrant issued to holder of Series E Senior Secured Original Issue Discount Convertible Notes (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2019).

4.4	Form of Common Stock Purchase Warrant issued to holder of Series E Senior Secured Original Issue Discount Convertible Notes (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2019).

4.5	Form of Common Stock Purchase Warrant issued to holders of Series F Senior Secured 15% Convertible Notes (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

4.6	Form of Common Stock Purchase Warrant issued to holders of Series G 15% Original Issue Discount Senior Secured Promissory Notes in June 2018 (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

4.7	Form of Common Stock Purchase Warrant issued to holders of Series G 20% Original Issue Discount Senior Secured Promissory Notes in July 2018 (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 23, 2018).

4.8	Amended and Restated Common Stock Purchase Warrant to purchase 110,000 shares of Common Stock issued to Michael Howse on December 27, 2018 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2019).

4.9	Amended and Restated Common Stock Purchase Warrant to purchase 165,000 shares of Common Stock issued to Michael Howse on December 27, 2018 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2019).

4.10	Form of Common Stock Purchase Warrant issued to holder of Series A 8% Senior Convertible Preferred Stock (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-230952) filed with the SEC on April 19, 2019).

4.11	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

4.12	Form of Amendment No. 1 to Series F Common Stock Purchase Warrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

4.13	Form of Common Stock Purchase Warrant, dated February 2020 (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on March 3, 2020).

4.14	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on March 25, 2020).

4.15	Form of Senior Secured Convertible Instrument, dated March 2020 (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on March 26, 2020).

4.16	Form of Common Stock Purchase Warrant, dated March 2020 (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on March 26, 2020).

4.17	Form of Placement Agent Warrant, dated March 2020 (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on March 26, 2020).

4.18	Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 5, 2020).

4.19	Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 10, 2020).

4.20	Form of Amendment to Common Stock Purchase Warrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

4.21	Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

4.22	Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on January 19, 2021).

4.23		Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 7, 2021).

4.24		Form of Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 8, 2021).

4.25	+	Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-265060) filed with the SEC on May 18, 2022).

4.26		Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to the Company’s Registration Statement on Form S-8 (File No. 333-265060) filed with the SEC on May 18, 2022).

4.27		Form of Senior Secured Convertible Note (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022).

4.28		Form of Private Placement Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022).

4.29		Form of Placement Agent Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2022).

4.30		Form of New Senior Secured Convertible Note (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022).

4.31		Form of Senior Indenture (incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-267211) filed with the SEC on September 1, 2022).

4.32		Form of Subordinated Indenture (incorporated by reference to the Company’s Registration Statement on Form S-3 (File No. 333-267211) filed with the SEC on September 1, 2022).

4.33		Warrant Amendment Agreement, dated November 21, 2022, by and between the Company and Maxim Group LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2022).

4.34		Form of Series A Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).

4.35		Form of Series B Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).

4.36		Form of Pre-Funded Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).

4.37		Form of Voting Agreement (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-268085) filed with the SEC on November 29, 2022).

4.38		Form of Private Placement Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2023).

4.39		Form of Private Placement Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2023).

4.40		Form of Inducement Warrant for April Warrants (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2023).

4.41		Form of Inducement Warrant (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2023).

4.42		Form of Warrant to Purchase Shares of Series B Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

4.43		Form of Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024).

4.44		Form of Common Stock Purchase Warrants (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024).

4.45		Form of Securities Purchase Agreement, between the Company and the Investors (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024).

4.46		Form of Pre-Funded Warrant (filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-276631), filed with the SEC on February 5, 2024).

4.47		Form of Common Stock Purchase Warrant (incorporated by reference to the Company’ Current Report on Form 8-K filed with the SEC on February 16, 2024).

4.47		Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

4.48		Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

4.49		Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2024).

4.50		Form of Warrant (incorporated by reference Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024).

4.51		Form of Warrant (incorporated by reference Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

4.52		Form of Warrant (incorporated by reference Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2024).

4.53		Form of Warrant (incorporated by reference Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2024).

5.1*		Opinion of Sullivan & Worcester LLP.

10.1+		Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.2+		Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.3+		Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.4		Form of Indemnity Agreement by and between Summit Semiconductor, Inc., and each of its directors and executive officers (incorporated by reference to the Company's Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.5	+	First Amendment to Employment Agreement by and between Summit Semiconductor, LLC and Brett Moyer, effective May 2, 2011 (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.6+		First Amendment to Executive Employment Agreement by and between Summit Semiconductor, LLC and Gary Williams, effective May 2, 2011 (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.7		Form of Securities Purchase Agreement between Summit Semiconductor, LLC and the purchasers of Series D 15% Original Issue Discount Senior Secured Convertible Promissory Notes (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.8	Form of Amendment to Series D Transaction Documents (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.9	Form of Securities Purchase Agreement by and among Summit Semiconductor, LLC and the purchasers of Series F Senior Secured 15% Convertible Notes (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.10	Form of Amendment to Series F Transaction Documents (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 23, 2018).

10.11	Form of Series G Subscription Agreement by and among Summit Semiconductor, Inc. and the purchasers of Series G 15% Original Issue Discount Senior Secured Promissory Notes (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.12	Form of Amendment to Series G Transaction Documents (incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-224267) filed with the SEC on July 2, 2018).

10.13	Form of Securities Purchase Agreement, dated April 18, 2019, by and among Summit Wireless Technologies, Inc. and certain purchasers of Series A 8% Senior Convertible Preferred Stock (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2020).

10.14	Form of Series F Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

10.15	Form of Series G Warrant Amendment and Exercise Agreement by and between the Company and each of the Medalist Funds (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

10.16	Form of Warrant Amendment and Exercise Agreement by and between the Company and certain other holders of the Company’s common stock purchase warrants (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

10.17	Form of Warrant Settlement Agreement by and between the Company and certain holders of the Company’s common stock purchase warrants (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

10.18	Form of Warrant Settlement Agreement by and between the Company and the Medalist Funds (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).

10.19+	Form of Amended and Restated Offer Letter from Summit Wireless Technologies, Inc. to George Oliva, dated October 4, 2019 (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2020).

10.20	Form of Unit Purchase Agreement, dated February 4, 2020, by and among the Company and the purchaser signatory thereto (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020).

10.21	Form of Subscription Agreement, dated February 28, 2020, by and among the Company and the purchaser signatory thereto (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2020).

10.22	Form of Securities Purchase Agreement, dated March 2020, by and between the Company and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.23	Form of Security Agreement, dated March 2020, by and between the Company and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.24	Form of Security Agreement, dated March 2020, by and between WiSA and the Investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.25	Form of Trademark Security Agreement, dated March 2020, by and between the Company and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.26	Form of Trademark Security Agreement, dated March 2020, by and between WiSA and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.27	Form of Patent Security Agreement, dated March 2020, between the Company and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.28	Form of Pledge Agreement, dated March 2020, between the Company, WiSA and the investor (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.29	Form of Guaranty, dated March 2020 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2020).

10.30	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, by and between Wells Fargo Bank, National Association and Summit Wireless Technologies, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2020).

10.31	Settlement Agreement and Release, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020).

10.32	Leak-Out Agreement, dated May 14, 2020, by and between the Company and Alexander Capital, L.P. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2020).

10.33	Placement Agency Agreement, dated June 4, 2020, by and between the Company and Maxim Group LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2020).

10.34	Form of Securities Purchase Agreement, dated as of June 4, 2020, by and between the Company and the investors (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2020).

10.35	Placement Agency Agreement, dated June 9, 2020, by and between the Company and Maxim Group LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2020).

10.36	Form of Securities Purchase Agreement, dated as of June 9, 2020, by and between the Company and the investors (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2020).

10.37	Form of Settlement and Release Agreement, dated November 9, 2020, by and among the Company and each holder (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

10.38	Form of Registration Rights Agreement, dated November 9, 2020, by and among the Company and the holders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

10.39	Form of Leak-Out Agreement, dated November 9, 2020, by and between the Company and each holder (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

10.40		Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

10.41	+	Summit Wireless Technologies, Inc. 2020 Stock Incentive Plan (incorporated by reference to the Company’s Proxy Statement on Form DEF 14A filed with the SEC on September 11, 2020).

10.42		Lease Agreement by and between Portland 2 LLC and the Company, dated August 18, 2020 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020).

10.43		Form of Inducement Agreement, dated January 18, 2021, by and between the Company and certain holders (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021).

10.44		Solicitation Agreement, dated January 15, 2021, by and between the Company and Maxim Group LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021).

10.45		Form of Inducement Agreement, dated January 19, 2021, by and between the Company and certain holders (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021).

10.46		Form of Exchange Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 7, 2021).

10.47		Form of Inducement Agreement, dated as of June 7, 2021, by and between the Company and certain holders (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 8, 2021).

10.48		Solicitation Agreement, dated June 7, 2021, by and between the Company and Maxim Group LLC (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on June 8, 2021).

10.49		Placement Agency Agreement, dated as of July 22, 2021, by and between the Company and Maxim Group LLC (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on July 26, 2021).

10.50		Form of Securities Purchase Agreement, dated as of July 22, 2021, by and between the Company and the investors (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on July 26, 2021).

10.51		Equity Distribution Agreement, dated December 30, 2021, by and between the Company and Maxim Group LLC (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.52		Form of Securities Purchase Agreement by and between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.53		Form of Security Agreement by and between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.54		Form of Security Agreement by and between WiSA and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.55		Form of Trademark Security Agreement by and between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.56		Form of Trademark Security Agreement by and between WiSA and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.57		Form of Patent Security Agreement between the Company and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.58		Form of Pledge Agreement between the Company, WiSA and the Investor (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.59	Form of Guaranty (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 19, 2022).

10.60+	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Brett Moyer (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 26, 2022).

10.61+	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and George Oliva (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 26, 2022).

10.62+	Executive Employment Agreement, effective as of August 24, 2022, by and between the Company and Gary Williams (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 26, 2022).

10.63+	WiSA Technologies, Inc. Management Team Retention Bonus Plan, effective September 1, 2022 (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on September 1, 2022).

10.64	Form of Securities Purchase Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on December 2, 2022).

10.65	Form of Warrant Agency Agreement (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on December 2, 2022).

10.66	Form of Inducement Letter for April Warrants (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2023).

10.67+	Separation Agreement, effective as of July 11, 2023, by and between the Company and George Oliva (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2023)

10.68	Form of Inducement Letter for March Warrants (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2023)

10.69	Form of Inducement Letter for May Warrants (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2023)

10.70	Form of Waiver Agreement (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2023).

10.71	Loan and Security Agreement by and between the Company and Meriwether Group Capital Hero Fund LP (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2023).

10.72	Form of Securities Purchase Agreement, by and between WiSA Technologies, Inc. and the purchasers signatory thereto (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

10.73	Placement Agency Agreement, by and between WiSA Technologies, Inc. and Maxim Group LLC, as sole placement agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

10.74	Form of Side Letter, by and between WiSA Technologies, Inc. and the holder signatory thereto (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

10.75	Warrant Agency Agreement, by and between WiSA Technologies, Inc., and VStock Transfer, LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 19, 2023).

10.76	Placement Agency Agreement, dated as of February 12, 2024, by and between WiSA Technologies, Inc. and Maxim Group LLC, as placement agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2024).

10.77	Form of Securities Purchase Agreement (filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-276631), filed with the SEC on February 8, 2024).

10.78	Form of Warrant Agency Agreement (filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-276631), filed with the SEC on February 5, 2024).

10.79	Form of Voting Agreement (filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-276631), filed with the SEC on February 5, 2024).

10.80	Form of Warrant Amendment Agreement, by and between WiSA Technologies, Inc. and the signatories thereto (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2024).

10.81	Placement Agency Agreement, dated as of March 26, 2024, by and between WiSA Technologies, Inc. and Maxim Group LLC, as placement agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

10.82	Form of Securities Purchase Agreement by and among the Company and certain purchasers dated March 26, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

10.83+	Amendment to the Company’s 2018 Long-Term Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 4, 2023).

10.84+	Amendment to the Company’s 2018 Long-Term Stock Incentive Plan (incorporated by reference to Appendix D to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 15, 2024).

10.85	Placement Agency Agreement, dated as of April 17, 2024, by and between the WiSA Technologies, Inc. and Maxim Group LLC, as placement agent (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2024).

10.86	Form of Securities Purchase Agreement by and among the Company and certain purchasers dated April 17, 2024 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2024)

10.87	Placement Agency Agreement, dated as of April 19, 2024, by and between WiSA Technologies, Inc. and Maxim Group LLC, as placement agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024).

10.88	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated April 19, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024).

10.89	Form of Warrant Amendment Agreement by and between the Company and certain holders of common stock purchase warrants, dated April 19, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024).

10.90	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated April 26, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

10.91	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated May 13, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2024).

10.92	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated May 15, 2024 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2024).

21.1	List of Subsidiaries (incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-239750) with the SEC on July 8, 2020)

23.1*	Consent of BPM LLP, independent registered public accounting firm

23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

107*	Filing Fee Table

*	Filed herewith.
+	Indicates management contract or compensatory plan.